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                                                                     EXHIBIT 4.5


                              [NEXTERA LETTERHEAD]


                                                                  March 29, 2002


Knowledge Universe, Inc.
844 Moraga Drive
Los Angeles, CA  90049
Attention: Stanley E. Maron

Dear Mr. Maron:

        This letter amends the Letter Agreement (the "Agreement"), dated as of June 29, 2001, that was entered into by and between Nextera Enterprises, Inc., a Delaware corporation (the "Company"), and Knowledge Universe, Inc. and affiliates ("KU").

        All terms and provisions of the Agreement remain in full force and effect, except that the language which provides that "If the Senior Lenders do not approve such exchange prior to July 1, 2001, KU agrees that the Company's right and option to exchange the Series A Preferred Stock into subordinated debt shall be extended until ten (10) business days after the Company's receipt of written approval from the Senior Lenders of such exchange" shall be deleted in its entirety and replaced with the following: "If the Senior Lenders do not approve such exchange prior to July 1, 2001, KU agrees that the Company's right and option to exchange the Series A Preferred Stock into subordinated debt shall be extended until no later than June 15, 2002."

        Except as specifically amended hereby, the Agreement shall continue in full force and effect. Please sign where indicated below to evidence your acknowledgement and agreement to the foregoing.

               Very truly yours,

               NEXTERA ENTERPRISES, INC.,
               a Delaware corporation

                   /s/ David Schneider
               --------------------------------------------
               By: David Schneider
               Title: President and Chief Executive Officer


               ACKNOWLEDGED AND AGREED

               KNOWLEDGE UNIVERSE, INC.,
               a Delaware corporation

                   /s/ Stanley E. Maron
               --------------------------------------------
               By: Stanley E. Maron
               Title: Secretary